                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549
-------------------------------------------------------------------------------

                                 SCHEDULE 13G

                             (AMENDMENT NO. ___)

                            BancFirst Corporation
                      ---------------------------------
                               (NAME OF ISSUER)


                                 COMMON STOCK
                      ---------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  05945F103
                      ---------------------------------
                                (CUSIP NUMBER)


                                 May 1, 1998
                      ---------------------------------
           (Date of Event Which Requires Filing of This Statement)

-------------------------------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         [   ]   Rule 13d-1(b)
                         [ X ]   Rule 13d-(c)
                         [   ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (CONTINUED ON FOLLOWING PAGE(S))

CUSIP NO.  05945F103                   13G                    Page 1 of 9 Pages

1.   NAME OF REPORTING PERSON
     Cleo L. Craig Grandchildrens Trust

     S.S. OR I.R.S.   IDENTIFICATION NO. OF ABOVE PERSON    73-6252691
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *     (A)  [  ]
                                                            (B)  [  ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Oklahoma
--------------------------------------------------------------------------------
        NUMBER OF        5.   SOLE VOTING POWER           345,044
         SHARES
      BENEFICIALLY       -------------------------------------------------------
         OWNED           6.   SHARED VOTING POWER             -0-
         AS OF
      MAY 1, 1998        -------------------------------------------------------
        BY EACH          7.   SOLE DISPOSITIVE POWER      345,044
       REPORTING
        PERSON           -------------------------------------------------------
         WITH            8.   SHARED DISPOSITIVE POWER        -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         414,574
     (Not to be construed as an admission of beneficial ownership)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                          [  ]
                                                          [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.1%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON *
                                       OO
--------------------------------------------------------------------------------

CUSIP NO.  05945F103                   13G                    Page 2 of 9 Pages

1.   NAME OF REPORTING PERSON
     C.L. Craig, Jr.

     S.S. OR I.R.S.   IDENTIFICATION NO. OF ABOVE PERSON    ###-##-####
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *     (A)  [ ]
                                                            (B)  [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Oklahoma
--------------------------------------------------------------------------------
        NUMBER OF        5.   SOLE VOTING POWER                   783
         SHARES
      BENEFICIALLY       -------------------------------------------------------
         OWNED           6.   SHARED VOTING POWER             413,007
         AS OF
       MAY 1, 1998       -------------------------------------------------------
        BY EACH          7.   SOLE DISPOSITIVE POWER              783
       REPORTING
        PERSON           -------------------------------------------------------
          WITH           8.   SHARED DISPOSITIVE POWER        413,007
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         414,574
     (Not to be construed as an admission of beneficial ownership)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                              [  ]
                                                              [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.1%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON *
                                       IN
--------------------------------------------------------------------------------

CUSIP NO.  05945F103                   13G                     Page 3 of 9 Pages

1.   NAME OF REPORTING PERSON
     Michael Thomas Craig

     S.S. OR I.R.S.   IDENTIFICATION NO. OF ABOVE PERSON    ###-##-####
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *     (A)  [  ]
                                                            (B)  [  ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Oklahoma
--------------------------------------------------------------------------------
        NUMBER OF        5.   SOLE VOTING POWER                   784
         SHARES
      BENEFICIALLY       -------------------------------------------------------
          OWNED          6.   SHARED VOTING POWER             412,807
         AS OF
       MAY 1, 1998       --------------------------------------------------
         BY EACH         7.   SOLE DISPOSITIVE POWER              784
        REPORTING
         PERSON               --------------------------------------------------
          WITH           8.   SHARED DISPOSITIVE POWER        412,807
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         414,574
     (Not to be construed as an admission of beneficial ownership)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                         [  ]
                                                         [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.1%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON *
                                       IN
--------------------------------------------------------------------------------

CUSIP NO.  05945F103                   13G                     Page 4 of 9 Pages

--------------------------------------------------------------------------------

Item 1 (a)     Name of Issuer:
               -------------------
               BancFirst Corporation

Item 1 (b)     Address of Issuer's Principal Executive Offices:
               ----------------------------------------------------------
               101 N. Broadway
               Suite 200
               Oklahoma City, Oklahoma 73102

Item 2 (a)     Name of Person Filing:
               ----------------------------
               This filing is made on behalf of the Cleo L. Craig Granchildrens
               Trust ("Craig Trust"), C.L. Craig, Jr., individually and as
               Co-Trustee of the Craig Trust and the Cleo L. Craig Trust ("CLC
               Trust"), and Michael Thomas Craig, individually and as Co-Trustee of the Craig Trust and the CLC Trust.

Item 2 (b)     Address of Principal Business Office:
               ---------------------------------------------
               The principal business offices of the Craig Trust, CLC Trust and C.L. Craig, Jr. is 14 Beckley, Shawnee, Oklahoma 74801. The principal business offices of Michael Thomas Craig is 2420 Pearl
               Drive, Chickasha, Oklahoma 73018.

Item 2 (c)     Citizenship:
               --------------
               Oklahoma

Item 2 (d)     Title of Class of Securities:
               ---------------------------------
               Common Stock

Item 2 (e)     CUSIP Number:
               --------------------
               05945F103

Item 3         Type of Reporting Person:
               --------------------------------
               If this statement is filed pursuant to Section 240.13d-1(c), check this box [ X ].

CUSIP NO.  05945F103                   13G                     Page 5 of 9 Pages

Item 4         Ownership as of May 1, 1998:
               ---------------------------------------------

(a)  Amount Beneficially Owned:
     -----------------------------------
     The Craig Trust has direct beneficial ownership of 345,044 shares of Common Stock. C.L. Craig, Jr. individually has direct beneficial ownership of 783 shares and has indirect beneficial ownership of 412,807 shares of Common Stock as Co-Trustee of the Craig Trust and the CLC Trust and 200 shares held jointly with his wife. Michael Thomas Craig individually has direct beneficial ownership of 784 shares of Common Stock and has indirect beneficial ownership of 412,807 shares of Common Stock as Co-Trustee of the Craig Trust and the CLC Trust.

(b)  Percent of Class:
     --------------------
     6.1%

(c)  Number of shares as to which the person has:
     ---------------------------------------------------------
     (i)   Sole power to vote or to direct the vote:
           The Craig Trust has sole power to vote or to direct the vote of 345,044 shares of Common Stock. C.L. Craig, Jr. has the sole power to vote or to direct the vote of 783 shares of Common Stock. Michael Thomas Craig has the sole power to vote or to direct the vote of 784 shares of Common Stock.

     (ii)  Shared power to vote or to direct the vote:
           C.L. Craig, Jr. and Michael Thomas Craig, as Co-Trustees of the Craig Trust and the CLC Trust, have shared power to vote or to direct the vote of 412,807 shares of Common Stock. C.L. Craig, Jr. also has shared power to vote or direct the vote of 200 shares he owns jointly with his wife.

     (iii) Sole power to dispose or to direct the disposition of:
           The Craig Trust has sole power to dispose or to direct the disposition of 345,044 shares of Common Stock. C.L. Craig, Jr. has the sole power to dispose or to direct the disposition of 783 shares of Common Stock. Michael Thomas Craig has the sole power to dispose or to direct the disposition of 784 shares of Common Stock.

     (iv)  Shared power to vote or to direct the vote:
           C.L. Craig, Jr. and Michael Thomas Craig, as Co-Trustees of the Craig Trust and the CLC Trust, have shared power to dispose or to direct the disposition of 412,807

CUSIP NO.  05945F103                   13G                     Page 6 of 9 Pages
           shares of Common Stock. C.L. Craig, Jr. also has shared power to dispose or direct the disposition of 200 shares he owns jointly with his wife.


Item 5     Ownership of Five Percent or Less of a Class:
           -------------------------------------------------------
           Not Applicable


Item 6     Ownership of More than Five Percent on behalf of Another Person:
           ----------------------------------------------------------------
           See Item 4 above.


Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
           -------------------------------------------------------
           Not Applicable


Item 8     Identification and Classification of Members of the Group:
           --------------------------------------------------------------------
           Not Applicable


Item 9     Notice of Dissolution of Group:
           --------------------------------------
           Not Applicable


Item 10    Certification:
           ----------------
           By signing below, each of the undersigned certifies that to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP NO.  05945F103                   13G                     Page 7 of 9 Pages

           After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, compete and correct.

     Date: May 7, 1998
           ------------------------

     Signatures:                   CLEO L. CRAIG GRANCHILDRENS TRUST


                                   By:  /s/ C.L. Craig, Jr.
                                      ---------------------------------------
                                        C.L. Craig, Jr., Co-Trustee


                                   By:  /s/ Michael Thomas Craig
                                      ---------------------------------------
                                        Michael Thomas Craig, Co-Trustee

                                   /s/ C.L. Craig, Jr.
                                   ------------------------------------------
                                   C.L. Craig, Jr., Individually

                                   /s/ Michael Thomas Craig
                                   ------------------------------------------
                                   Michael Thomas Craig, Individually




CUSIP NO.  05945F103                   13G                     Page 8 of 9 Pages

                            JOINT FILING AGREEMENT

     The undersigned agree that the foregoing Statement on Schedule 13G, dated May 7, 1998 is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(f).

     Dated: May 7, 1998

Signatures:                        CLEO L. CRAIG GRANCHILDRENS TRUST


                                   By:  /s/ C.L. Craig, Jr.
                                       --------------------------------------
                                        C.L. Craig, Jr., Co-Trustee


                                   By:  /s/ Michael Thomas Craig
                                       --------------------------------------
                                        Michael Thomas Craig, Co-Trustee


                                   /s/ C.L. Craig, Jr.
                                   ------------------------------------------
                                   C.L. Craig, Jr., Individually

                                   /s/ Michael Thomas Craig
                                   ------------------------------------------
                                   Michael Thomas Craig, Individually



CUSIP NO.  05945F103                   13G                     Page 9 of 9 Pages

                       ACKNOWLEDGMENT - 1998 SCHEDULE 13G



     I, C. L. Craig, Jr., do hereby acknowledge and adopt my signature as typed on the Schedule 13G, Amendment No. ____, filed electronically with the Securities and Exchange Commission individually and as Co-Trustee on behalf of the Cleo L. Craig Granchildrens Trust, as required by 17 C.F.R. Section 232.302(b), on this 7th day of May, 1998.


                                    /s/ C.L. Craig, Jr.
                                    -------------------------------------
                                    C.L. Craig, Jr.


     I, Michael Thomas Craig, do hereby acknowledge and adopt my signature as typed on the Schedule 13G, Amendment No. ____, filed electronically with the Securities and Exchange Commission individually and as Co-Trustee on behalf of the Cleo L. Craig Granchildrens Trust, as required by 17 C.F.R. Section 232.302(b), on this 7th day of May, 1998.


                                    /s/ Michael Thomas Craig
                                    -------------------------------------
                                    Michael Thomas Craig